NEWS RELEASE

Innovative Card Technologies, Inc. Announces Receipt of NASDAQ Letter Regarding Compliance
With NASDAQ’s Independent Director and Audit Committee Requirements

Los Angeles, CA - July 5, 2007 - Innovative Card Technologies, Inc. (NASDAQ: INVC, “InCard”), developers of the ICT DisplayCard for e-banking, e-commerce and data access authentication, announced that it received a letter from Nasdaq Listing Qualifications on July 3, 2007 stating that InCard had regained compliance with the independent director and audit committee requirements for continued listing on The Nasdaq Capital Market set forth in Marketplace Rules 4350(c) and 4350(d)(2), respectively, as a result of the appointment of W. Robert Ramsdell to InCard’s Board of Directors.

About Innovative Card Technologies

InCard Technologies, Inc., (NASDAQ: INVC) was founded in 1993 to add functionalities to payment cards. InCard’s suite of ICT DisplayCards enable dual-factor authentication in a convenient card form.  The cards can be configured to offer RFID physical access or payment capabilities, and feature a screen powered by an integrated battery, circuit, and switch. This screen displays a one-time password to verify the presence of the card during online and voice transactions or data systems login. www.incardtech.com.

Contacts

Marketing Manager: Stephanie Edwards, 310-312-0700, stephanie@incardtech.com
Public Relations: Susan Roush, 818-222-8330, pr@incardtech.com
Investor Relations: Jose Castaneda, 720-733-0052, ir@incardtech.com

This press release contains forward-looking statements which are commonly identified by words such as "would," "may," "will," "expects," and other terms with similar meaning. Forward-looking statements are based on current beliefs, assumptions and expectations and speak only as of the date of this release and involve risks and uncertainties that could cause actual results to differ materially from current expectations. The material factors and assumptions that could cause actual results to differ materially from current expectations include, without limitation, the following: ICT DisplayCard adoption, ICT DisplayCard further testing and certifications, dependence on a limited number of suppliers and their capacity, and full scale production of the ICT DisplayCard. Innovative Card Technologies, Inc. refers interested persons to its most recent Annual Report on Form 10-KSB and its other SEC filings for a description of additional uncertainties and factors that may affect forward-looking statements. Forward-looking statements are based on information presently available to senior management, and Innovative Card Technologies has not assumed any duty to update any forward-looking statements.

INNOVATIVE CARD TECHNOLOGIES
10880 WILSHIRE BLVD SUITE 950 • LOS ANGELES, CA • 90024
PHONE: 310.312.0700• FAX: 310.312.5367 • INFO@INCARDTECH.COM